Exhibit 21.1

SUBSIDIARIES OF NEAR INTELLIGENCE, INC.

Name of Subsidiary	Jurisdiction of Incorporation
Near Intelligence LLC	Delaware
Near Intelligence Pte. Ltd.	Singapore
Near Intelligence SAS	France
Near Intelligence Pvt. Ltd.	India
Near Intelligence Pty. Ltd.	Australia
Near North America Inc.	Delaware